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                                                                     Exhibit 3.1

Sonera Corporation
Articles of Association

Section 1 The name and registered office of the company
The name of the company in Finnish is Sonera Oyj, in Swedish Sonera Abp and in English Sonera Corporation. The registered office of the company is in Helsinki.

Section 2 Line of business of the company
The line of business of the company is general telecommunications operations, building and maintenance of telecommunications networks, and routing of telecommunications; provision of various telecommunications, data communications, Internet and value-added services; publications, content provision and information service business; electronic commerce; planning, development, manufacture, marketing and sales of terminal equipment, information systems, software, services and other products, and related research, consulting and maintenance operations, and other business related to them or supporting them. The company conducts its business either directly itself or through its subsidiaries or joint ventures. As the parent company of the Group companies, the company is responsible for the corporate administration. The company has the right to own shares and real property, trade in securities, and conduct other investment business.

Section 3 Minimum and maximum capital
The minimum capital of the company is three hundred and nine million six hundred thousand euros (EUR 309,600,000), and the maximum capital is one billion two hundred and thirty-eight million four hundred thousand euros (EUR 1,238,400,000), within the limits of which the share capital may be increased or decreased without amending the Articles of Association. The minimum number of shares is seven hundred and twenty million (720,000,000) and the maximum number of shares is two billion eight hundred and eighty million (2,880,000,000). The company shares do not have a nominal value.

Section 4 Book-entry securities system
After the registration date determined by the Board of Directors of the company, the company shares are registered in the book-entry securities system.

After the registration date, the right to receive dividends distributed by the company and the right to subscription in connection with an increase in the share capital shall belong only to a person who, on the record day, has been recorded in the shareholder register as a shareholder; or whose right to receive payment has, on the record day, been entered in the book-entry account of a shareholder registered in the shareholder register, and recorded in the shareholder register; or, where the share is nominee-registered, in whose book-entry account the share has been entered on the record day, and the custodian of whose shares has been recorded in the shareholder register on the record day as the custodian of the shares.

Section 5 Administrative bodies of the company
The company's administrative bodies are the Board of Directors, and the President and CEO. The company may also have one or more Deputy Chief Executive Officers.

Section 6 Board of Directors


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It is the duty of the Board of Directors to manage the company's operations in compliance with the stipulations of the law and the Articles of Association. The Board of Directors comprises a Chairman, Vice Chairman, and not less than three (3) nor more than eight (8) regular members.

The Chairman, Vice Chairman and members of the Board are elected at the Annual General Meeting.

Proposals to the General Meeting regarding the election of the members of the Board of Directors shall be made by a nomination committee, which comprises three (3) to five (5) members nominated by the Board of Directors for a term not exceeding one year. The term of office of the members, Chairman and Vice Chairman of the Board shall expire at the termination of the first Annual General Meeting following the election, and nevertheless before the age of 65 years.

Section 7 Signing for the company
The company is signed for by the President and CEO alone, and members of the Board of Directors, two together.

The Board of Directors may authorize other persons specified by name to sign for the company two together or severally together with a member of the Board.

The Board of Directors decides on procurations. Procuration can be granted only in such a manner that the holders of procuration sign for the company two together or severally together with a member of the Board or another person authorized to sign for the company.

Section 8. Auditors
The company shall have at least one (1) and no more than three (3) auditors. The auditor shall be an auditor or public accounting corporation approved by the Central Chamber of Commerce.

The auditor's term of office shall expire at the termination of the Annual General Meeting following the election.

Section 9 Financial year
The company's financial year is the calendar year.

Section 10 Notice of meeting
The Board of Directors shall provide a notice of a General Meeting and other notifications to shareholders by publishing an announcement in at least two
(2) national newspapers determined by the Board of Directors not earlier than two (2) months prior to the deadline of registration referred to in the notice of the General Meeting and not later than seventeen (17) days prior to the General Meeting.

Section 11 Advance registration
In order to be allowed to attend a General Meeting, a shareholder shall register at the company before the expiration of the registration period indicated in the notice of the meeting. The period of registration shall not expire earlier than ten (10) days prior to the meeting. Once the company shares are registered in the book-entry securities system, it shall moreover be observed what the Companies' Act stipulates on the right to attend a meeting of such a company.


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Section 12 Shareholder's right to submit an item to the General Meeting
A shareholder shall notify the Board of Directors in writing of an item to be submitted to the General Meeting in good time to allow the item to be incorporated in the notice of the General Meeting.

Section 13 Annual General Meeting
The Annual General Meeting shall be held once every year, within four (4) months of the end of the financial year, at a date determined by the Board of Directors. At the meeting shall be presented
1. the financial statements, including the income statement, balance sheet and annual report, and the consolidated income statement and balance sheet;
2. the auditors' report, and any statement issued by the Board of Directors on account thereof;

resolved upon:
3. the adoption of the income statement and balance sheet, and the consolidated income statement and balance sheet;
4. any measures warranted by the profit or loss shown in the adopted balance sheet or consolidated balance sheet;
5. discharging the members of the Board of Directors, and the President and CEO from liability; and
6. the number of members of the Board of Directors and of auditors, and their remuneration;

elected
7. Chairman, Vice Chairman and members of the Board of Directors; and
8. the auditors; and

transacted
9. any other business specifically indicated in the notice of the meeting.


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